Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-214848) of SmartStop Self Storage REIT, Inc. of our report dated March 20, 2020, relating to the consolidated financial statements and financial statement schedule of Strategic Storage Trust IV, Inc. as of and for the years ended December 31, 2019 and 2018, which appears in the 2019 Annual Report on Form 10-K of Strategic Storage Trust IV, Inc., which is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

Costa Mesa, California
May 26, 2021